Exhibit 99.1

To:     All Axcelis Employees

From:   Mary Puma, Chairman and CEO

Date:   March 17, 2008

Re:     Axcelis response to new proposal from SHI

Dear Axcelis Employees,

Earlier this morning, Axcelis issued a press release responding to the proposal received by Sumitomo Heavy Industries (SHI) on March 10, 2008.  Attached is a copy of the release, which reports on and explains the  decision of our Board of Directors on this proposal.

As we indicated last time, we do not know how this matter will progress.  There may be further activity in the short or longer term and there may not.  Please focus on your work at Axcelis, which is the most important contribution you can make to our success.

If you receive inquiries on the SHI matter from customers, vendors, business partners, or media we ask you to direct them to our press release issued today, which incorporates all there is say on this matter at this time.  If you have any concerns, please contact Lynnette Fallon, our EVP HR/Legal and General Counsel (978-787-4120).

Thank you.